Contact: Jack Lowry

Vice President of Finance and CFO

734 414-6100

PERCEPTRON ANNOUNCES PROFITABLE SECOND QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

Plymouth, Michigan, February 12, 2013 – Perceptron, Inc. (NASDAQ: PRCP) today announced its results for the second quarter of fiscal year 2013 that ended December 31, 2012.

Net sales in the second quarter of fiscal year 2013 were $13.2 million while net income was $184,000, or $0.02 per diluted share. In the second quarter of fiscal 2012, Perceptron reported net sales of $16.2 million and net income of $1.7 million, or $0.20 per diluted share. In the second quarter of fiscal 2012 the Company recorded a loss from discontinued operations, net of taxes, of $375,000 or $0.05 per diluted share principally related to its Commercial Products Business Unit (CBU) that was sold in August 2012.

Year-to-date, net sales were $25.4 million, with income from continuing operations of $813,000, or $0.10 per diluted share. This compares with net sales of $25.4 million and income from continuing operations of $927,000, or $0.11 per diluted share in the first six months of fiscal year 2012. In the first half of fiscal year 2013, the Company recorded a $26,000 gain, net of taxes, from the discontinued operations of CBU. In the first half of fiscal year 2012, the Company recorded $1.4 million in losses from discontinued operations, net of taxes, or $0.17 per diluted share, which resulted from the settlement of a lawsuit against the Company’s former Forest Products business unit and from the results of the discontinued operations of CBU. Year-to-date net income in fiscal 2013 was $839,000, or $0.10 per diluted share, compared to a net loss of $478,000, or a loss of $0.06 per diluted share, in fiscal 2012.

“Our second quarter sales and operating income this year were considerably lower compared to the very strong second quarter of fiscal year 2012,” said Jack Lowry, Perceptron’s Chief Financial Officer. “We experienced a very different quarterly sales pattern in the first two quarters of this year, and expect to experience a different pattern of sales in the third and fourth quarters, compared to fiscal 2012. In fiscal 2012, our first quarter sales were very soft, followed by very strong second and third quarter sales, and by fairly soft fourth quarter sales. This year we have seen modest, but improving sales in the first two quarters and anticipate strengthening sales in each of the third and fourth quarters on a sequential basis.”

“A shift in sales patterns from year to year is to be expected to some extent in our business. However, despite these very different quarterly sales patterns, on a year-to-date basis our financial results in fiscal 2013 are very comparable to the first six months of fiscal 2012. Our year-to-date sales are flat with last year, while our gross margin is at 42.5% compared to 40.8% last year, and income from continuing operations is down by $114,000, or approximately 12% from last year. The drop in income from continuing operations this year is due, in part, to our decision to increase our investment in engineering R&D for Helix® over last year’s levels and because foreign exchange rates for the Euro throughout the first six months this year were below the exchange rates last year.”

Harry Rittenour, President and Chief Executive Officer, added, “The significant majority of our sales decline from the very strong $16.2 million level in the second quarter last year occurred in North America. Sales in North America in the second quarter last year were particularly strong due to several large, light truck projects that were underway during the second and third quarters of fiscal 2012. While bookings in the second quarter this year remain lower in North America for similar reasons as outlined above, we are encouraged by the increase in bookings in both Europe and Asia. Additionally, our backlog remains strong at $29.7 million. During the second quarter, we released an enhanced version of the first of five sensors in the Helix family of sensors and an upgraded version of our core Vector software platform. In January 2013 we released the second sensor of the enhanced version of Helix sensors and by the end of the fiscal year we expect to release three additional sensors in this family. These releases will increase the types of applications we can perform using the Helix technology.”

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

February 13, 2013

Highlights of Operations

Geographic information on sales, bookings and backlog for the Company from continuing operations in fiscal years 2013 and 2012 are shown in the tables that follow:

SALES

(all numbers in millions)

	Second Quarter Ending December 31			Six months Ending December 31
	Fiscal 2013	Fiscal 2012	Change	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$5.0	$7.7	$(2.7)	$10.3	$10.4	$(0.1)
Europe	5.2	4.7	0.5	9.3	8.8	0.5
Asia	3.0	3.8	(0.8)	5.8	6.2	(0.4)
Total Sales	$13.2	$16.2	$(3.0)	$25.4	$25.4	$0.0

BOOKINGS

(all numbers in millions)

	Second Quarter Ending December 31			Six months Ending December 31
	Fiscal 2013	Fiscal 2012	Change	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$3.6	$11.0	$(7.4)	$6.7	$17.8	$(11.1)
Europe	6.0	4.4	1.6	12.9	11.3	1.6
Asia	2.5	1.2	1.3	5.2	5.9	(0.7)
Total Bookings	$12.1	$16.6	$(4.5)	$24.8	$35.0	$(10.2)

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG

(all numbers in millions)

	Second Quarter Ending December 31
	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$8.7	$15.1	$(6.4)
Europe	13.5	11.2	2.3
Asia	7.5	7.3	0.2
Total Backlog	$29.7	$33.6	$(3.9)

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Second Quarter Results

Sales were approximately $13.2 million, or 19%, below the $16.2 million in the second quarter of fiscal year 2012. The decrease occurred in the Americas and Asia where sales in the second quarter of fiscal year 2012 were particularly strong.

Bookings in the quarter were approximately $12.1 million, or 27%, lower than the $16.6 million booked in the second quarter of fiscal year 2012. A $2.9 million increase in bookings in Europe and Asia was offset by a $7.4 million reduction in bookings in the Americas. Bookings in the second quarter last year were particularly strong in the Americas at $11.0 million due to orders for light truck projects in the U.S.

February 13, 2013

The Company’s backlog on December 31, 2012 was approximately $29.7 million, or 11.6% lower than the record backlog of $33.6 million at December 31, 2011. Despite the decline, the Company’s backlog remains very strong.

Gross margin decreased by approximately $2.5 million, or 32%, compared to the second quarter of last year. The gross margin was 39.3% of sales in the second quarter this year compared to 47.2% last year. The decline in gross margin percent was primarily due to the impact of certain fixed cost of goods sold relative to the lower sales levels and from the timing of the recognition of certain labor-related expenses compared to the timing of revenue recognition.

Selling, general, and administrative (SG&A) expenses increased by approximately 1.4% over the second quarter of fiscal 2012 and were primarily due to normal year-over-year cost increases.

Engineering, research and development expenses were approximately $284,000, or 22%, higher in the second quarter this year compared to the second quarter one year ago. The increase was primarily due to higher salary and salary related costs from the Company’s decision to increase its R&D investment in fiscal 2013.

Financial Outlook

Harry Rittenour commented, “We expect stronger sales in the second half of fiscal 2013 compared to our sales in the first half. Sales are expected to improve in the third quarter over the second quarter of this year and be higher again in the fourth quarter. Based on customer projects that are scheduled to begin in the near term, we also expect bookings to increase significantly in the second half of the year compared to the first half. Our backlog remains strong, at approximately $29.7 million, and we expect it will increase in the second half of the year. Based on our customers current schedules for delivery and installation of our systems, we expect revenue in fiscal year 2013 to be in the same range as in fiscal 2012, and we expect to have similar income from continuing operations as in fiscal 2012. Our outlook for fiscal 2014 shows a resumption of sales growth as our customers continue to launch enticing new products and Helix technology becomes a more significant component of our product portfolio.”

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its second quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Wednesday, February 13, 2013 at 10:00 AM (EST). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=92144

Conference Call	888 427-9376 (domestic callers) or

719 325-2215 (international callers)

Conference ID	9644929

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM (EST) on Wednesday, February 13, 2013.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	9644929

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

February 13, 2013

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial applications. The Company’s products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2013, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2012. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar and Euro. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Sales	$13,229	$16,217	$25,377	$25,362
Cost of Sales	8,030	8,561	14,581	15,004
Gross Profit	5,199	7,656	10,796	10,358
Operating Expenses
Selling, General and Administrative Expense	3,456	3,407	6,819	6,647
Engineering, Research and Development Expense	1,593	1,309	3,150	2,636
Operating Income	150	2,940	827	1,075
Other Income and Expense
Interest Income, net	32	65	76	131
Foreign Currency and Other Income (Expense)	(299)	14	(153)	(128)
Income (Loss) from Continuing Operations Before Income Taxes	(117)	3,019	750	1,078
Income Tax Benefit (Expense)	301	(898)	63	(151)
Income (Loss) from Continuing Operations	184	2,121	813	927
Discontinued Operations
Litigation Settlement from Forest Products Business Unit
(net of $27 and $493 of tax benefit, respectively)	-	(52)	-	(1,009)
Commercial Products Business Unit (net of $166 tax benefit,
$13 tax expense and $202 tax benefit, respectively)	-	(323)	26	(396)
Net Income (Loss)	$184	$1,746	$839	$(478)
Basic Earnings (Loss) Per Common Share
Continuing operations	$0.02	$0.25	$0.10	$0.11
Discontinued operations	-	(0.05)	-	(0.17)
Net income (loss)	$0.02	$0.20	$0.10	($0.06)
Diluted Earnings (Loss) Per Common Share
Continuing operations	$0.02	$0.25	$0.10	$0.11
Discontinued operations	-	(0.05)	-	(0.17)
Net income (loss)	$0.02	$0.20	$0.10	($0.06)
Weighted Average Common Shares Outstanding
Basic	8,505	8,421	8,464	8,470
Diluted	8,569	8,531	8,541	8,470

PERCEPTRON, INC.
SELECTED FINANCIAL DATA

Condensed Balance Sheets	December 31,	June 30,
	2012	2012
Cash and Cash Equivalents	$13,224	$12,984
Short-term Investments	10,640	11,227
Receivables, net	13,687	15,982
Inventories, net	6,576	5,396
Net Assets of Discontinued Operations	52	1,365
Other Current Assets	3,715	3,519
Total Current Assets	47,894	50,473
Property and Equipment, net	5,624	5,497
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,881	8,647
Total Non-Current Assets	16,697	16,336
Total Assets	$64,591	$66,809
Accounts Payable	$1,709	$1,519
Deferred Revenue	5,938	7,812
Net Liabilities of Discontinued Operations	300	1,443
Other Current Liabilities	4,419	3,776
Total Current Liabilities	12,366	14,550
Shareholders' Equity	52,225	52,259
Total Liabilities and Shareholders' Equity	$64,591	$66,809